Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2010 relating to the consolidated financial statements of HCB II River LLC and subsidiaries for the year ended December 31, 2009, appearing in the Annual Report on Form 10-K of Hines Real Estate Investment Trust, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
June 28, 2012